Exhibit 99.1

News Release

LCA-Vision First Quarter Results Feature EPS of $0.20

Revenues Increase 12%, Procedure Volume Up 11%

CINCINNATI (April 24, 2012) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three months ended March 31, 2012.

First Quarter 2012 Financial and Operating Highlights (all comparisons are with the first quarter of 2011)

•	Revenues increased 11.9% to $36.1 million from $32.3 million; adjusted revenues increased 13.9% to $35.3 million from $31.0 million.

•	Total procedure volume increased 11.3% to 20,987 procedures from 18,857 procedures.

•

Operating income increased to $3.8 million from $2.0 million; adjusted operating income increased to $3.0 million from $0.8 million. The improvement in operating income and adjusted operating income reflects higher procedure revenue offset partially by increases in variable costs, additional spending on marketing and advertising, and increases in general and administrative costs.

•	Marketing cost per eye decreased to $326 from $344.

•	Net income was $3.8 million, or $0.20 per share, compared with net income of $2.0 million, or $0.11 per share.

•

Net cash provided by operations was $4.5 million compared with $4.8 million. Although net income increased substantially for the first quarter of 2012, changes in working capital resulted in a reduction of cash from operations in the first quarter of 2012 compared with a source of cash in the prior year.

•	Cash and investments increased by $3.5 million to $48.3 million as of March 31, 2012, compared with $44.8 million as of December 31, 2011.

The company provides adjusted revenues and operating income as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating income as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are pleased to report a profitable quarter, which reflects seasonally strong procedure volume as patients take advantage of flexible spending programs in the first quarter,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “Additionally, we benefited from a modest improvement in the Consumer Confidence Present Situation Index, which historically has correlated closely with our procedure volume. However, we continue to believe the index remains below the level at which consumers are comfortable with discretionary spending on medical procedures.

“Importantly, we are reporting double-digit growth in revenues and procedure volume compared with the prior year and a 90% increase in net income. Even with the $500 discount promotion we offered during most of the first quarter, average price per procedure of $1,683 was $38 higher than the first quarter of 2011 and was $25 above the price for the fourth quarter of 2011. In reviewing our operating metrics compared with the prior year, our preoperative appointment show rate was considerably higher.”

LCA-Vision Chief Operating Officer David L. Thomas said, “We are firmly focused on continued improvements in our laser vision correction services business. Currently, we are optimizing marketing activities at the local level and working to align staff with increases in preoperative exams in certain centers. We see ample opportunity for growth in our laser vision correction business as the economy gains momentum. Our vision center staff and call center team are delivering a high level of patient satisfaction which results in word of mouth referrals to LasikPlus®.

“In addition to improving our core business, we have a well-defined, multi-part strategy to promote future growth and profitability. We are expanding our affiliate network of key eye-care professionals for LASIK and cataract patient referrals beyond our direct-to-consumer model, and we recently hired a vice president to oversee this function. We also are implementing a marketing and operational plan to support a successful expansion into cataract and premium intraocular lens (IOL) surgery under our new Visium Eye Institute™ brand. We are on track to have this offering available in 10 to 14 markets by the end of 2012. We see significant long-term opportunity with this offering as the cataract and premium IOL market is four times as large as laser vision correction, although, as previously announced, we expect to incur start-up losses associated with our business expansion.”

Near-term Financial Outlook

LCA-Vision intends to continue to manage expenses conservatively in 2012; its plans and outlook for the year include:

•

The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo vision center opening program when market conditions improve and the company moves closer to sustained profitability in its core laser vision correction services business.

•	The company anticipates a modest improvement in price per procedure from the 2011 average of $1,655.

•	The company expects marketing and advertising expenses for the 2012 second quarter to be between $6.8 million and $7.3 million.

•	The company expects capital expenditures in 2012 to be between $2.0 million and $2.5 million for cataract-related equipment and other capital needs.

The company affirms that the number of procedures companywide required for its laser vision correction business to achieve breakeven cash flow, after capital expenditures and debt service, remains approximately 70,000 per year. The company expects to incur start-up losses and capital investment during the expansion phase for its cataract and IOL business.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 59649604.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract and IOL market; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA has undertaken a study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 52 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-9292	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$22,914	$18,568
Short-term investments	24,520	25,311
Patient receivables, net of allowances of $1,002 and $1,035	2,895	2,366
Other accounts receivable, net	2,945	1,974
Prepaid expenses and other	3,714	4,254

Total current assets	56,988	52,473

Property and equipment, net	9,389	10,637
Long-term investments	882	902
Patient receivables, net of allowances of $719 and $634	1,099	769
Other assets	1,349	1,652

Total assets	$69,707	$66,433

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$9,534	$8,103
Accrued liabilities and other	12,129	12,175
Deferred revenue	2,064	2,516
Debt obligations maturing within one year	3,015	2,978

Total current liabilities	26,742	25,772

Long-term insurance reserves, less current portion	6,183	6,264
Long-term debt obligations, less current portion	258	1,026
Other long-term liabilities	6,124	7,106

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 18,972,134 and 18,858,147 shares outstanding, respectively)	25	25
Contributed capital	177,790	177,287
Common stock in treasury, at cost (6,319,503 shares and 6,433,490 shares, respectively)	(112,047)	(112,910)
Accumulated deficit	(36,041)	(38,720)
Accumulated other comprehensive income	673	583

Total stockholders’ investment	30,400	26,265

Total liabilities and stockholders’ investment	$69,707	$66,433

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(Amounts in thousands except per share data)

	Three months ended March 31,
	2012	2011
Revenues	$36,138	$32,282

Operating costs and expenses
Medical professional and license fees	8,682	7,983
Direct costs of services	11,911	11,020
General and administrative expenses	3,706	3,456
Marketing and advertising	6,851	6,496
Depreciation	1,312	1,454
Restructuring charges	—	56

	32,462	30,465
Gain on sale of assets	78	163

Operating income	3,754	1,980

Net investment income and other	116	80

Income before taxes	3,870	2,060

Income tax expense	24	41

Net income	$3,846	$2,019

Earnings per common share
Basic	$0.20	$0.11
Diluted	$0.20	$0.11

Weighted average shares outstanding
Basic	18,895	18,743
Diluted	19,090	18,884

Comprehensive income	$3,936	$2,158

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$3,846	$2,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,312	1,454
Provision for loss on doubtful accounts	243	155
Loss (gain) on sale of investments, net	8	(10)
Gain on sale of property and equipment	(78)	(163)
Stock-based compensation	504	375
Insurance reserves	(93)	(205)
Changes in operating assets and liabilities:
Patient accounts receivable	(1,097)	(290)
Other accounts receivable	(975)	(370)
Prepaid expenses and other	449	1,406
Accounts payable	1,431	535
Deferred revenue, net of professional fees	(738)	(1,142)
Accrued liabilities and other	(319)	1,051

Net cash provided by operations	4,493	4,815

Cash flows from investing activities:
Purchases of property and equipment	(67)	(634)
Proceeds from sale of assets	127	570
Purchases of investment securities	(32,203)	(40,061)
Proceeds from sale of investment securities	32,929	42,267
Other, net	—	8

Net cash provided by investing activities	786	2,150

Cash flows from financing activities:
Principal payments of loan	(731)	(979)
Shares repurchased for treasury stock	(357)	(288)
Proceeds from exercise of stock options	52	23

Net cash used in financing activities	(1,036)	(1,244)

Net effect of exchange rate changes on cash and cash equivalents	103	131

Increase in cash and cash equivalents	4,346	5,852

Cash and cash equivalents at beginning of period	18,568	19,350

Cash and cash equivalents at end of period	$22,914	$25,202

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three months ended March 31,
	2012	2011
Revenues

Reported U.S. GAAP	$36,138	$32,282
Adjustments:
Amortization of prior deferred revenue	(821)	(1,269)

Adjusted revenues	$35,317	$31,013

Operating Income

Reported U.S. GAAP	$3,754	$1,980
Adjustments:
Amortization of prior deferred revenue	(821)	(1,269)
Amortization of prior professional fees	82	127

Adjusted operating income	$3,015	$838

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